Revised 8.13.08

Revised 3.31.09

Revised 4.14.10

Revised 6.01.12

Exhibit (p)

Northeast Investment Management, Inc.

Northeast Management and Research Co., Inc.

Northeast Investors Growth Fund

Policy and Procedures

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940

Pursuant to Rule 17j-1(c) of the Investment Company Act of 1940 (“1940 Act”)

CODE OF ETHICS

Introduction – Standards of Business Conduct

It is expected that all personnel of Northeast Investment Management, Inc. (“NIM”) and Northeast Management and Research Co., Inc. (“NMR” and together with NIM, the “Adviser”) and Northeast Investors Growth Fund (the “Fund”) will conduct business with the highest level of ethical standards. The Adviser has a duty to exercise its authority and responsibility for the benefit of its clients and to place the interests of its clients first. The Adviser is committed to avoid any circumstances that might adversely affect, or appear to affect, its duty of complete loyalty to its clients. All personal securities transactions by supervised persons are to be conducted in such a manner as to be consistent with this Code of Ethics, including the specific provisions of Section B, and with the Adviser’s policy against Insider Trading, and to avoid any actual or potential conflict of interest or any abuse of a supervised person’s position of trust and responsibility. All information concerning the identity of the Adviser’s clients (including former clients), and the security holdings and financial circumstances of those clients, is confidential.

All supervised persons must comply with all applicable federal securities laws. Without limiting the generality of this requirement, all supervised persons are specifically prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.	To employ any device, scheme or artifice to defraud such client in any manner;

b.

From misleading such client, including by making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

c.	From engaging in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d.	From engaging in any manipulative practice with respect to such client; or

e.	From engaging in any manipulative practice with respect to securities, including price manipulation.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield supervised persons from liability for personal trading or other conduct that violates a fiduciary duty to clients.

A.	Definitions

(a)

“Access Person” means any director, trustee, officer or supervised person of the Adviser or the Fund: (i) who has access to nonpublic information regarding any Account’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Account, or (ii) who is involved in making securities recommendations to any Account, or who has access to such recommendations that are nonpublic.

(b)	“Accounts” means the investment advisory accounts over which the Adviser exercises investment discretion, including the Fund.

(c)

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(d)	“Approval” means the approval of the CCO or his designee, applying the standard that granting such approval would be consistent with the interests of the Adviser’s clients.

(e)

A security is “being considered for purchase or sale” when a recommendation or decision to purchase or sell a security has been made and communicated or, with respect to a person who will actually make such recommendation or decision, when such person is seriously considering such recommendation or decision.

(f)

“Beneficial ownership” means a direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of rule 16a-1 under the Securities Exchange Act of 1934) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a)(2) of rule 16a-1 is complex, this term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An Access Person is presumed to have beneficial ownership of any family member’s account.

(g)

“Control” has the same meaning as in section 2(a)(9) of the 1940 Act. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

(h)	“Covered security” means a security as defined in section 2(a)(36) of the 1940 Act, other than:

1.	Direct obligations of the government of the United States (e.g., treasury securities).

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

3.	Shares issued by mutual funds and money market funds, except, for purposes of this Code of Ethics, shares issued by the Fund are covered securities.

4.	Any other security determined by the Securities and Exchange Commission (“SEC”) or its staff to be excluded from the definition of “covered security” contained in rule 17j-1 under the 1940 Act.

(i)	“Disinterested Trustee” means a Trustee who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(j)	“Fund” means Northeast Investors Growth Fund.

(k)

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(l)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to sections 4(2) or 4(6) or Rules 504, 505 or 506 under that Act.

(m)

“Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a covered security and includes all transactions in any covered security in which a person has, or by reason of such transaction acquires, direct or indirect beneficial ownership of a security.

(n)	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

(o)

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

B.	Personal Securities Trading

1.	Prohibited Purchases and Sales; Pre-Clearance

1.1

No Access Person shall purchase or sell, directly or indirectly, any covered security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if the Access Person knows or reasonably should know that the covered security, at the time of the purchase or sale:

(a)	is being considered for purchase or sale by the Adviser for any Account; or

(b)	is being purchased or sold by the Adviser for any Account.

1.2

No Access Person shall purchase or sell, directly or indirectly, any covered security, if an Account shall have purchased or sold such security on the same day or within either a prior or subsequent seven calendar days. With respect to covered securities held in Accounts of NIM, the prohibition set forth in this paragraph shall not apply to securities with market capitalization of at least $5 billion at the time of such trade.

1.3	In addition to the prohibitions described in Section B.1.1 and B.1.2 above, no Access Person:

(a)	shall purchase, directly or indirectly, any security in the Initial Public Offering of such security; or

(b)

shall purchase or sell, directly or indirectly, any security in a Limited Offering (private placement), unless the Access Person shall have received prior to such purchase or sale written approval describing the proposed purchase or sale, such approval to include the signed undertaking of the Access Person to disclose again such purchase or sale in the future if and when the Access Person is involved in the Adviser’s consideration of an investment in any securities of that issuer and the Adviser’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interest in that issuer.

1.4	Pre-clearance

(a)

No Access Person shall purchase or sell, directly or indirectly, any covered security: (a) without prior written approval from the CCO or his designee; or (b) without prior verbal approval from the CCO or his designee when written approval cannot reasonably be obtained; provided such Access Person remits to the CCO or his designee written confirmation of the trade in a time and manner prescribed by the CCO or his designee.

(b)	Pre-clearance expires at 4:00 PM (ET) on the same business day on which approval was granted.

(c)	Pre-clearance approval will not relieve the Access Person of the obligations, responsibilities or sanctions set forth under this Code.

(d)	The pre-clearance requirement set forth in this section shall not apply to purchases and sales of shares of a closed-end fund or an exchange traded fund (ETF).

2.	Exempted Transaction; Duplicate Trade Confirmations

2.1

Trades Directed By Account Owner. With respect to securities held in NIM Accounts, the prohibition set forth in Section B.1.2 shall not apply when the purchase or sale in an Account is at the direction of the Account owner or the Account owner’s authorized agent or representative (as evidenced in a time and manner prescribed by the CCO) provided the agent or representative is not an Access Person.

2.2	The provisions of Sections B.1.1 to B.1.4 shall not apply to:

(a)	Non-Controlled Accounts. Purchases or sales over which the Access Person has no direct or indirect influence or control.

(b)

Non-Volitional Transactions. Purchases or sales which are non-volitional on the part of either the Access Person or the Accounts including, but not limited to, purchases or sales in a margin account pursuant to a bona fide margin call; provided the Access Person substantiates the transaction(s) in a time and manner prescribed by the CCO.

(c)	Automatic Investment Plans. Purchases which are part of an Automatic Investment Plan.

(d)

Exercises and Sales of Rights. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)

Exercises and Sales of Other Types of Rights. Purchases or sales effected upon the exercise of a beneficial owner’s right to acquire, sell or exchange securities with the issuer including, but not limited to, the right to sell or put a bond to the issuer prior to the bond’s maturity date and sales effected upon the exchange of a security in response to a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s shares or units for a limited period of time.

(f)	Disinterested Trustees. Transactions of any kind by a Disinterested Trustee.

2.3

Duplicate Confirmations and Statements. All Access Persons (other than Disinterested Trustees) must direct their brokers or custodians to supply to the CCO or his designee on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts, or otherwise make appropriate alternative arrangements.

3.	Quarterly Reporting

3.1

Except as otherwise provided below, every Access Person shall report to the Adviser the information described in Section B.3.2 of this Code with respect to transactions in any covered security in which such Access Person has, or by reason of such transaction, acquires any direct or indirect beneficial ownership in the covered security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or transactions effected pursuant to an automatic investment plan.

3.2

Timing and Information. Every report shall be made not later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)

The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares (for equity securities) and the principal amount (for debt securities) of each covered security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer, custodian or bank with or through whom the transaction was effected; and

(v)	The date the report is being submitted by the Access Person.

3.3

Brokerage Accounts. For any account established by the Access Person containing securities (including but not limited to covered securities) in which the Access Person had a direct or indirect beneficial ownership during the quarter:

(i)	The name of the broker, dealer, custodian or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date the report is being submitted by the Access Person.

3.4

If There Are No Transactions or New Accounts. If no reportable transactions in any covered securities were effected or new accounts opened during a calendar quarter, the affected Access Person must submit to the Adviser, no later than 30 calendar days after the end of the calendar quarter, a report stating that no reportable covered securities transactions were effected and no new accounts were opened during the quarter. This Section does not apply to Disinterested Trustees.

3.5

Disclaimer. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security or brokerage account to which the report relates.

3.6	The CCO shall review the reports described in Section 3.1 to Section 3.5.

3.7	As an Access Person, the CCO shall submit his reports to an Officer of the Adviser who shall conduct the review specified in Section 3.6.

3.8

Disinterested Trustees. A Disinterested Trustee of the Fund need only make a quarterly holdings report if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee, should known that, during the 15-day period immediately before or immediately after the transaction date, that covered security:

(i)	Was purchased or sold by the Fund; or

(ii)	Was being considered by the Fund or the Adviser for purchase or sale by the Fund.

4.	Initial and Annual Reporting

4.1

Except as otherwise provided below, every Access Person shall report to the Adviser the information described in Section B.4.2 of this Code with respect to holdings of any covered security in which such Access Person has any direct or indirect beneficial ownership in the covered security; provided, however, that an Access Person shall not be required to make a report with respect to covered securities held in any account over which such person does not have any direct or indirect influence.

4.2	Information. Every report shall contain the following information:

(i)	The title and type of each covered security, the exchange ticker symbol or CUSIP number, the number of shares or the principal amount of each covered security involved;

(ii)	The name of the broker, dealer, custodian or bank with which the Access Person maintains an account in which any securities are held, and

(iii)	The date the Access Person submits the report.

4.3	Timing of Initial Report. A person must make his initial holdings report no later than 10 days after the date on which the person becomes an Access

Person and the information must be current as of a date no more than 45 days prior to the date on which the person become an Access Person.

4.4

Timing of Annual Report. A person must make his annual holdings by the date specified by the CCO and the information must be current as of a date no more than 45 days prior to the date on which the report is submitted.

4.5

Disclaimer. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security or brokerage account to which the report relates.

4.6	Reports submitted pursuant to this Section B.4 shall be submitted to the CCO or his designee.

4.7	The CCO shall review the reports described in Section 4.1 to Section 4.6.

4.8	As an Access Person, the CCO shall submit his reports to an Officer of the Adviser who shall conduct the review specified in Section 4.7.

4.9	Disinterested Trustees. A Disinterested Trustee of the Fund need not make an initial or annual holdings report.

5.	Confidentiality of Information in Access Persons’ Reports. All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Adviser. However:

(i)

Reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by the Adviser or the Fund; and

(ii)

In the event of violations or apparent violations of this Code, this information may be disclosed to the trustees and officers of the Fund, to appropriate management and supervisory personnel of the Adviser, and to any legal counsel to the Adviser or the Fund or to the above persons.

The CCO or his designee may, but is not obligated to, notify any Access Person involved whenever any such disclosure is made.

C.	Gifts and Entertainment

A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to the Adviser. The overriding principle is that Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a person or firm feel beholden to the Adviser or the Access Person.

1.

Gifts. No Access Person may give or receive any gift, service, or other thing of more than $250 in any calendar year from any person or entity that does or seeks to do business with or on behalf of the Adviser or the Fund.

2.	Cash. No Access Person may give or accept cash gifts or cash equivalents to or from any person or entity that does or seeks to do business with or on behalf of the Adviser or the Fund.

3.

Entertainment. No Access Person may provide or accept extravagant or excessive entertainment to or from any person or entity that does or seeks to do business with or on behalf of the Adviser or the Fund.

4.

Reporting. Access Persons must report all gifts to the CCO in a Gift Log not later than 30 calendar days after the end of the calendar quarter. The CCO shall assign a fair market value to each gift if no stated market value is available or provided by the Access Person.

5.	Reporting Exceptions. Access Persons shall not be required to report the following gifts:

(i)	Promotional items of de minimis value such as pens, notepads, umbrellas, tote bags or other logo-stamped items;

(ii)	Gifts of de minimis value that are solely decorative in nature such as desktop paraphernalia;

(iii)	Entertainment events, such as dinner or a sporting event, of de minimis value if the person or entity providing the entertainment is present;

(iv)	Courtesy services of de minimis value such as transportation or parking supplied by a person or entity, providing the service is directly associated with a business related function;

(v)	Gifts of de minimis value presented to the department as a whole and on an infrequent basis such as a holiday plant or food to be consumed on the premises.

6.

General Exceptions. The requirements set forth in Sections C.1 and C.2 may be waived by the CCO for gifts given or received to mark a personal occasion such as a wedding present or the birth of a child provided the gift is not in relation to the business of the Adviser or the Fund. The requirements set forth in Sections C.1 and C.5 do not apply to Disinterested Trustees.

D.	Confidentiality

The Adviser is obligated to keep all information about its clients and former clients in strict confidence including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Adviser. No Access Person may disclose to any person outside the Adviser any material nonpublic information about any client, the securities investments made by the Adviser on behalf of a client, information about contemplated securities transactions, or information regarding the Adviser’s trading strategies, except as required to effectuate transactions on behalf of a client or for other legitimate business purposes.

E.	Service on Boards

No Access Person shall serve on the board of directors of any publicly-traded company which is the issuer of any covered security, unless the Access Person obtains prior written approval from the Adviser. This Section does not apply to Disinterested Trustees.

F.	Material Misstatements

No Access Person shall willfully make any untrue statement of a material fact in any registration application or report filed with the SEC, or willfully omit to state in any such application or report any material fact which is required to be stated therein.

G.	Rumors

No Access Person shall intentionally disseminate false or misleading information with the intent to manipulate securities prices or markets as it may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to this Code as well as the Adviser’s expectations regarding appropriate behavior of its supervised persons.

H.	Political and Charitable Contributions

No Access Person shall make political or charitable contributions for the purpose of obtaining or retaining advisory contracts with government entities or charitable organizations. This Section does not apply to Disinterested Trustees.

I.	Sanctions

Upon the determination that a violation of this Code has occurred, the CCO may recommend to the directors of the Adviser or to the Trustees of the Fund, sanctions as he or she deems appropriate including, inter alia, a letter of censure, disgorgement of securities trade profits (as described below), the imposition of fines, restrictions on future personal trading, suspension or termination of the employment of the violator, or referral to civil or criminal authorities. The directors of the Adviser or, if the violation relates to the Fund, Trustees of the Fund shall have final authority to authorize, amend or overrule recommendations of the CCO. The CCO shall maintain a separate file of all violations of this Code. No single transaction that violates any of Sections B.1.1 to B.1.4 shall constitute multiple violations of this Code.

Disgorgement. Securities trade profits for a trade means: the difference between the share price paid by the Access Person and the highest share price paid on the day of the trade as reported on Bloomberg (or the difference between the share price sold by the Access Person and the lowest share price sold on the day of the trade as reported), multiplied by the number of shares purchased (or sold) by the Access Person. The amount of any disgorgement shall be remitted by the violator by check to the Adviser for further remittance to a public charity selected by the Adviser and as described in section 501(c)(3) of the Internal Revenue Code.

J.	Reporting of Violations

All Access Persons are required to report any apparent or suspected violations of this Code promptly to the CCO. Such reports may be submitted anonymously. If the CCO is involved in the alleged violation, such report may be made to any officer or director of the Adviser or officer or trustee of the Fund. All reports will be treated confidentially to the extent permitted by law and will be investigated promptly. Any retaliation against a person who reports an apparent or suspected violation is prohibited and constitutes a further violation of this Code.

K.	Identification of Access Persons and Training

The CCO shall identify Access Persons and notify them of their status as such and their obligations under this Code. All Access Persons are required to attend training sessions on this Code. The CCO shall be responsible for coordinating training. Training will occur periodically but no less than annually.

L.	Insider Trading

As a condition of employment, all employees of the Adviser shall read and certify that they understand the Adviser’s policy against Insider Trading. This Section does not apply to Disinterested Trustees.

M.	Electronic Communications

As a condition of employment, all employees of the Adviser shall read and certify that they understand the Adviser’s policy on Electronic Communications. This Section does not apply to Disinterested Trustees.

N.	Questions

Any questions regarding any provision of this Code or its application should be directed to the CCO.

O.	Certification

Each Access Person must certify, upon becoming an Access Person and annually thereafter, that he or she has read and understands this Code and recognizes that he or she is subject to this Code. In addition, each Access Person must certify annually that he or she has complied with the requirements of this Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

P.	Approval of Code and Amendments

The board of trustees of the Fund, including a majority of the Disinterested Trustees, must approve (1) this Code and (2) any material changes to this Code.

1.

Board Findings. The board of trustees must base its approval of this Code and any material changes to this Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any unlawful actions.

2.	Certification. Before approving this Code or any amendment to this Code, the board of trustees must receive a certification from the Adviser that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

3.	Approval of Amendments. The board of trustees must approve any material change to any of this Codes no later than six months after adoption of the material change.

The Adviser shall provide Access Persons with amendments to this Code and will bring attention to such changes by various means including – but not limited to – use of strikethroughs, highlights, font size, bold type and color.